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                                                                   EXHIBIT 99(c)

                                Robert P. DePalo
                      Director American HealthChoice, Inc.
                               208-16 38th Avenue
                             Bayside, New York 11361
                               Tel: (718) 428-7916
                               Fax: (718) 279-2192

                                                                    July 2, 1998


The Board of Directors
American HealthChoice, Inc.
1300 West Walnut Lane
Irving, Texas 75038

Gentlemen,

I have come to the conclusion that there exist irreconcilable differences of opinion between the managing directors and me with respect to the governance of AHIC. These differences, when coupled with the intractability of management thereon have made it impossible for me to continue to act effectively as a director of the company.

Most recently, the company held a meeting of the board of directors on June 30, 1998 and senior management was successful in imposing their will to force the company into reorganization under The US Bankruptcy code. I as a director of the company relying on the financial reporting of the company by senior management still believe that the company has ample assets to seek enough account receivable and asset financing to reorganize the company and protect our shareholders interest. I believe that the bankruptcy process will cost the company approximately $500,000 in legal and administrative fees and these funds are better used to stabilize the company in an orderly liquidation and reorganization of the company. In addition, I do not believe that the company has explored all its options for financing. As recently as April 1998, Dr. Stucki informed me in writing that the company was stable and receivable financing was obtainable.

Therefore, it is with great regret that I hereby tender my resignation as a director of American HealthChoice, Inc. effectively immediately. I also request, pursuant to SEC regulations that my resignation and the content of this letter be disclosed in a form 8-K to be filed by AHC.

Sincerely,


/s/ Robert P. DePalo
Robert P. DePalo